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                                                       Exhibit 12.1



            UAL Corporation and Subsidiary Companies
        Computation of Ratio of Earnings to Fixed Charges
        -------------------------------------------------


                                               Three Months Ended
                                                   March 31
                                                1996       1995
                                                ----       ----
                                                 (In Millions)
Earnings:

   Earnings before income taxes
     and extraordinary item                    $   10    $    6
   Fixed charges, from below                      272       282
   Undistributed earnings of affiliates           (20)      (14)
   Interest capitalized                           (15)      (12)
                                               ------    ------
       Earnings                                $  247    $  262
                                               ======    ======

Fixed charges:

   Interest expense                            $   85    $  102

   Portion of rental expense representative
     of the interest factor                       187       180
                                               ------    ------
   Fixed charges                               $  272    $  282
                                               ======    ======

Ratio of earnings to fixed charges               (a)       (a)
                                               ======    ======

- ------------
(a) Earnings were inadequate to cover fixed charges by $25 million in the first quarter of 1996 and $20 million in the first quarter of 1995.
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